Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Alphatec Holdings, Inc. 2016 Equity Incentive Plan and the Alphatec Holdings, Inc. 2016 Employee Inducement Award Plan of our reports dated March 15, 2016, with respect to the consolidated financial statements and schedule of Alphatec Holdings, Inc. and the effectiveness of internal control over financial reporting of Alphatec Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
October 5, 2016